EXHIBIT 99.1


FOR IMMEDIATE RELEASE - NOVEMBER 14, 2007

Tracy, California

Service 1st Bancorp Announces Third Quarter Results

Service 1st Bancorp (the "Company", OTCBB:SVCF), parent holding company for Service 1st Bank and Charter Services Group, Inc., announced third quarter 2007 financial results.

Net income for the three months ending September 30, 2007 increased 71.52% to $284,102 compared to $165,635 for the same quarter of 2006. Net income for the first nine months of 2007 decreased to $580,736 compared to $605,642 for the same nine months in 2006. Per share earnings fully diluted for the nine months of 2007 was $.23 compared to $.24 in 2006.

Total assets as of September 30, 2007 increased 7.6% to $234,953,449 compared to $218,344,949 in 2006. Total net loans increased 11.1% to $121,914,162 and total deposits increased 10.4% to $205,498,076.

"The third quarter results were an improvement over the prior two quarters, however, our industry continues to deal with shrinking margins and slow loan demand," said John O. Brooks, Chief Executive Officer of Service 1st Bancorp and Service 1st Bank. "We are continuing to monitor costs and credit quality to minimize the impact to profitability," said Mr. Brooks.

About Service 1st Bank and Charter Services Group, Inc.:
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Service 1st Bancorp has two wholly-owned subsidiaries, Service 1st Bank and
Charter Services Group, Inc. Service 1st Bank operates three full service offices in Stockton, Tracy and Lodi. Service 1st Bank is a full service, independent banking institution that specializes in delivering custom-crafted lending and depository products to San Joaquin County's small to medium-sized businesses, professionals, and individuals. Since opening its doors in November 1999, Service 1st Bank has concentrated on providing a personalized "relationship" banking experience where customers are known individually and their needs met expeditiously. More information on Service 1st Bank is available at www.service1stbank.com. Charter Services Group, Inc. operates a bank consulting business from its offices in Lodi, California.

Forward Looking Statements:
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Certain statements contained herein are forward-looking statements that involve risks and uncertainties within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject


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to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and in reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Contact Information:
--------------------

John Brooks                                  Robert Bloch
Chairman & Chief Executive Officer           Chief Financial Officer
Service 1st Bank and Service 1st Bancorp     Service 1st Bank
(209) 820-7953                               (209) 820-7953
jbrooks@service1stbank.com                   rbloch@service1stbank.com



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